Exhibit 12(a)(4)

The China Fund, Inc.
Proxy Voting Policy and Procedures

The Board of Directors of The China Fund, Inc. (the “Fund”) hereby adopts the following policy and procedures with respect to voting proxies relating to Fund securities managed by Martin Currie Inc. and Asian Direct Capital Management (the “Listed Investment Manager” and the “Direct Investment Manager”, respectively and the “Investment Managers”, collectively).

I.           Policy

It is the policy of the Board of Directors of the Fund (the “Board”) to delegate the responsibility for voting proxies relating to securities held by the Fund to the Investment Managers as a part of the Managers’ general management of the Fund’s assets, subject to the Board’s continuing oversight. The Board of Directors of the Fund hereby delegates such responsibility to the Investment Managers, and directs each Investment Manager to vote proxies relating to Fund portfolio securities managed by the Investment Manager consistent with the duties and procedures set forth below.  The Investment Managers may retain one or more vendors to review, monitor and recommend how to vote proxies in a manner consistent with the duties and procedures set forth below, to ensure such proxies are voted on a timely basis and to provide reporting and/or record retention services in connection with proxy voting for the Fund.

II.           Fiduciary Duty

The right to vote a proxy with respect to securities held by the Fund is an asset of the Fund.  Each Investment Manager, to which authority to vote on behalf of the Fund is delegated, acts as a fiduciary of the Fund and must vote proxies in a manner consistent with the best interest of the Fund and its shareholders.  In discharging this fiduciary duty, each Investment Manager must maintain and adhere to its policies and procedures for addressing conflicts of interest and must vote in a manner substantially consistent with its policies, procedures and guidelines, as presented to the Board.

III.          Procedures

The following are the procedures adopted by the Board for the administration of this policy:

A.           Review of Investment Managers’ Proxy Voting Procedures.  The Investment Managers shall present to the Board their policies, procedures and other guidelines for voting proxies at least annually, and must notify the Board promptly of material changes to any of these documents, including changes to policies addressing conflicts of interest.

B.           Voting Record Reporting.   Each Investment Manager shall provide the voting record information necessary for the completion and filing of Form-NPX to the Fund at least annually.  Such voting record information shall be in a form acceptable to the Fund and shall be provided at such time(s) as are required for the timely filing of Form-NPX and at such additional time(s) as the Fund and the Investment Manager may agree from time to time.  With respect to those proxies that an Investment Manager has identified as involving a conflict of interest1, the Investment Manager shall submit a separate report indicating the nature of the conflict of interest and how that conflict was resolved with respect to the voting of the proxy.

1 As it is used in this document, the term “conflict of interest” refers to a situation in which the Investment Managers or affiliated persons of the Investment Managers have a financial interest in a matter presented by a proxy other than the obligation they incur as Investment Managers to the Fund which could potentially compromise the Investment Managers’ independence of judgment and action with respect to the voting of the proxy.

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C.           Record Retention.  The each Investment Manager shall maintain such records with respect to the voting of proxies as may be required by the Investment Advisers Act of 1940 and the rules promulgated thereunder or by the Investment Company Act of 1940 and the rules promulgated thereunder.

D.           Conflicts of Interest.  Any actual or potential conflicts of interest between or an Investment Manager and the Fund’s shareholders arising from the proxy voting process will be addressed by the relevant Investment Manager and the Investment Manager’s application of its proxy voting procedures pursuant to the delegation of proxy voting responsibilities to the Investment Manager.  In the event that the Investment Manager notifies the officer(s) of the Fund that a conflict of interest cannot be resolved under the Investment Manager’s Proxy Voting Procedures, such officer(s) are responsible for notifying the Chairman of the Board of the Fund of the irreconcilable conflict of interest and assisting the Chairman with any actions he determines are necessary.

IV.           Revocation

The delegation by the Board of the authority to vote proxies relating to securities of the Fund is entirely voluntary and may be revoked by the Board, in whole or in part, at any time.

V.           Annual Filing

The Fund shall file an annual report of each proxy voted with respect to securities of the Fund during the twelve-month period ended June 30 on Form N-PX not later than August 31 of each year.2

VI.           Disclosures

A.	The Fund shall include in its annual report filed on Form N-CSR:

1.           a description of this policy and of the policies and procedures used by the Fund and the Investment Managers to determine how to vote proxies relating to portfolio securities or copies of such policies and procedures; and

2.           a statement disclosing that a description of the policies and procedures used by or on behalf of the Fund to determine how to vote proxies relating to securities of the Fund is available without charge, upon request, by calling the Fund’s toll-free telephone number; through a specified Internet address, if applicable; and on the SEC’s website; and

3.           a statement disclosing that information regarding how the Fund voted proxies relating to Fund securities during the most recent 12-month period ended June 30 is available without charge, upon request, by calling the Fund’s toll-free telephone number; or through a specified Internet address; or both; and on the SEC’s website.

VII.         Review of Policy

The Board shall review from time to time this policy to determine its sufficiency and shall make and approve any changes that it deems necessary from time to time.

Adopted:  September 12, 2003

2 The Fund must file its first report on Form N-PX not later than August 31, 2004, for the twelve-month period beginning July 1, 2003, and ending June 30, 2004.

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INTRODUCTION

As a registered investment adviser, Martin Currie, Inc. the “Firm” “we” or “us”) has adopted these policies and procedures, which are intended to ensure that we exercise voting rights in the best interests of our clients (“Clients”).

The Firm recognizes the importance of good corporate governance in ensuring that management and boards of directors fulfill their obligations to shareholders.  As part of our investment process, we take into account the attitudes of management and boards of directors on corporate governance issues when deciding whether to invest in a company.

The Firm is a global investment manager, and invests significantly in emerging markets.  It should be noted that protection for shareholders may vary significantly from jurisdiction to jurisdiction, and in some cases may be substantially less than in the U.S. or developed countries.

This statement is intended to comply with Rule 206(4)-6 under the Investment Advisers Act of 1940.  It sets forth the policy and procedures of the Firm for voting proxies for our Clients, including investment companies registered under the Investment Company Act of 1940, as amended, except where such Clients require different standards to the voting of proxies to be applied on their behalf.

POLICY

Our proxy voting is carried out by an independent third party, RiskMetrics.  The way RiskMetrics vote on recommendations is based on their research and according to set guidelines (“RiskMetrics/NAPF guidelines”), as agreed with the Firm and amended from time to time.  “NAPF” stands for National Association of Pension Funds and the RiskMetrics/NAPF guidelines are reviewed by the Firm at least annually to ensure this method continues to meet its expectations.  Furthermore, the RiskMetrics/NAPF guidelines are approved by the investment team and therefore, should the Firm wish to vote contrary to the RiskMetrics/NAPF guidelines, an instruction to do so will be given to RiskMetrics.  Where we vote against the RiskMetrics/NAPF guidelines, evidence will be retained to show the reason why and such instances are recorded on RiskMetrics’ system on a Client-by-Client basis.

In many instances the RiskMetrics/NAPF guidelines support the management of the companies in which the Firm invests.  However, the Firm reserves the right to depart from the RiskMetrics/NAPF guidelines in order to avoid voting decisions that we believe may be contrary to our Clients’ best interests.   The Firm has overall responsibility to ensure that we are voting in accordance with this policy and in the interests of our Clients.

Elections of Directors

è
In many instances, election of directors is a routine voting issue. Unless there is a proxy fight for seats on the board or we determine that there are other compelling reasons for withholding votes for directors, we will typically vote in favour of the management proposed slate of directors. Reasons why we would not vote in favour include where the election of insiders or affiliated outsiders would cause the board not to be deemed independent, where directors have adopted a poison pill without shareholder approval since the company’s last annual meeting and there is no requirement to put the pill to shareholder vote within 12 months of its adoption or where directors have failed to address the issue(s) that resulted in any of the directors receiving more than 50% withheld votes out of those cast at the previous board election. Consideration would be given as to whether the directors have responded to shareholder actions that have received significant shareholder support. We may withhold votes for directors who fail to act on key issues such as failure to implement proposals to declassify boards, failure to implement a majority vote requirement, failure to submit a rights plan to a shareholder vote and failure to act on tender offers where a majority of shareholders have tendered their shares. The foregoing list is not exhaustive, and individual voting decisions may depart from the outcomes indicated above, if such departure is deemed to be in the best interests of the Firm’s Clients.

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Appointment of Auditors

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The selection of an independent accountant to audit a company's financial statements is generally a routine business matter.  The Firm believes that management remains in the best position to choose the accounting firm and will generally support management's recommendation.  In some circumstances, there would be exceptions to this, for example, where the auditor has a financial interest in the company and is therefore not independent.  Voting would be on a case-by-case basis on shareholder proposals asking for rotation of an auditor firm.  This would take into account the following factors:

o	the tenure of the audit firm;
o	the establishment and disclosure of a renewal process whereby the auditor is regularly evaluated for both audit quality and competitive price;
o	the length of the rotation period;
o	and significant audit-related issues.

Changes in Capital Structure

è
Changes in a company’s charter, articles of incorporation or by-laws are often technical and administrative in nature.  The Firm will generally cast its votes in accordance with the company’s management on such proposals but this will be considered on a case-by-case basis.

Corporate Restructurings, Mergers and Acquisitions

è	Martin Currie would vote reorganizations/ restructurings on a case-by-case basis based on such features as the fairness opinion, pricing, strategic rationale, and the negotiating process.

Corporate Governance

è
The Firm recognizes the importance of good corporate governance in ensuring that management and the board of directors fulfil their obligations to the shareholders.  We generally favour proposals promoting transparency and accountability within a company.

Social and Corporate Responsibility

è
The Firm recognizes the importance of supporting sound and responsible policies in relation to social, political and environmental issues.  However, in the interests of shareholders, we reserve the right to vote against proposals that are unduly burdensome or result in unnecessary and excessive costs to the company.  We may vote against or abstain from voting on social proposals that do not have a readily determinable financial impact on shareholder value.

Executive Compensation

è
The Firm generally votes on a case-by-case basis.  RiskMetrics applies a quantitative methodology.  We will vote against a plan if the cost exceeds the allowable cap.  We will vote for a plan if the cost is reasonable unless certain conditions apply, for example, the plan expressly permits repricing of underwater options without shareholder approval or the company’s most recent three year burn rate is excessive and it is an outlier within its peer group.

PROXY VOTING PROCEDURES

RiskMetrics is responsible for voting on behalf of the Firm according to the RiskMetrics/NAPF guidelines.  The Portfolio Managers are responsible for ensuring that where they wish to vote contrary to the RiskMetrics/NAPF guidelines, they inform the Middle Office team.  The Middle Office team will inform RiskMetrics of how we wish to vote on the specified matters.  The Middle Office team is responsible for ensuring that full and adequate records of proxy voting are kept, including the Portfolio Manager’s rationale for voting contrary to the RiskMetrics/NAPF guidelines.

The Middle office team is responsible for undertaking due diligence for selecting and maintaining RiskMetrics as its preferred third party service provider.

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REVIEW OF PROXY VOTING POLICIES

The Chief Compliance Officer will ensure that an annual review of this policy is carried out.  The Risk & Compliance team overseen by the Chief Compliance Officer will also consider specific proxy voting matters as and when deemed necessary.

POTENTIAL MATERIAL CONFLICTS OF INTEREST

As RiskMetrics will vote proxies in accordance with the RiskMetrics/NAPF guidelines, the Firm believes that this process is reasonably designed to address potential material conflicts of interest that may arise between the Firm and its Clients as to how proxies are voted. If a Portfolio Manager requests that we vote contrary to our policy or the RiskMetrics/NAPF guidelines for a Client with whom we have any material business or a personal relationship, the matter will be referred to the Risk & Compliance team by the Middle Office team.  We would consider a potential material conflict of interest to exist where (i) the Firm has a business relationship with the proponent of the proxy proposal; (ii)  the Firm has a business relationship or potential relationship with the issuer; (iii) The Firm’s directors, employees or consultants have a personal or other business relationship with the participants in the proxy contest, such as corporate directors or director candidates.

In the event of a potential material conflict of interest, the Firm will (i) vote such proxy according to the specific recommendation of RiskMetrics; (ii) abstain; or (iii) request that the Client votes such proxy.  All such instances shall be reported to the Risk & Compliance team.

The Middle Office team, as part of its annual due diligence, review the processes and controls adopted by RiskMetrics to manage potential material conflicts of interest it may face when performing the responsibilities delegated to it by the Client.

PROXIES OF CERTAIN NON-U.S. ISSUERS

Proxy voting in certain countries requires “share blocking”.  That is, shareholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting (usually one-week) with a designated depositary.  During this blocking period, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the Clients’ custodian banks.  The Firm may determine that the value of exercising the vote does not outweigh the detriment of not being able to transact in the shares during this period.  Accordingly, if share blocking is required we are likely to abstain from voting the affected shares.

PROXY VOTING RECORD

Clients may obtain information on how the Firm voted with respect to their proxies by contacting our Client Services team at Martin Currie, Inc., Saltire Court, 20 Castle Terrace, Edinburgh, Scotland, EH1 2ES, tel. 011-44-131-229-5252, fax 011-44-131-222-2527, email Clientservices@martincurrie.com

A summary of the proxy voting procedure is contained in our Form ADV Part II, which is made available to all Clients at least annually.

Amended: May 2008
Amended: July 2009
Amended: June 2010

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2010 International Proxy Voting Guidelines Summary

December 31, 2009

Copyright © 2009 by RiskMetrics Group.

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RiskMetrics
2010 International Proxy Voting Guidelines Summary

Effective for Meetings on or after Feb. 1, 2010
Updated Dec. 31, 2009

The following is a condensed version of the general international policies for voting non-U.S. proxies contained in the RiskMetrics (“RMG”) Proxy Voting Manual. Please note that these guidelines exclude the US, Canadian, and European markets, which are presented separately. In addition, RMG has country- and market-specific policies, which are not captured below.

Table of Contents

1. OPERATIONAL ITEMS	4
Financial Results/Director and Auditor Reports	4
Appointment of Auditors and Auditor Fees	4
Appointment of Internal Statutory Auditors	4
Allocation of Income	4
Stock (Scrip) Dividend Alternative	4
Amendments to Articles of Association	4
Change in Company Fiscal Term	5
Lower Disclosure Threshold for Stock Ownership	5
Amend Quorum Requirements	5
Transact Other Business	5

2. BOARD OF DIRECTORS	6
Director Elections	6
RMG Classification of Directors – International Policy 2010	7
Discharge of Directors	8
Director Compensation	8
Director, Officer, and Auditor Indemnification and Liability Provisions	8
Board Structure	8

3. CAPITAL STRUCTURE	9
Share Issuance Requests	9
Increases in Authorized Capital	9
Reduction of Capital	9
Capital Structures	9
Preferred Stock	10
Debt Issuance Requests	10
Pledging of Assets for Debt	10
Increase in Borrowing Powers	10
Share Repurchase Plans	10
Reissuance of Repurchased Shares	11
Capitalization of Reserves for Bonus Issues/Increase in Par Value	11

4. OTHER ITEMS	12
Reorganizations/Restructurings	12
Mergers and Acquisitions	12
Mandatory Takeover Bid Waivers	12
Reincorporation Proposals	12
Expansion of Business Activities	12

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Related-Party Transactions	13
Compensation Plans	13
Antitakeover Mechanisms	13
Shareholder Proposals	13

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1. Operational Items

Financial Results/Director and Auditor Reports
Vote FOR approval of financial statements and director and auditor reports, unless:

•	There are concerns about the accounts presented or audit procedures used; or

•	The company is not responsive to shareholder questions about specific items that should be publicly disclosed.

Appointment of Auditors and Auditor Fees
Vote FOR the reelection of auditors and proposals authorizing the board to fix auditor fees, unless:

•	There are serious concerns about the accounts presented or the audit procedures used;

•	The auditors are being changed without explanation; or

•	Non-audit-related fees are substantial or are routinely in excess of standard annual audit-related fees.

Vote AGAINST the appointment of external auditors if they have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Appointment of Internal Statutory Auditors
Vote FOR the appointment or reelection of statutory auditors, unless:

•	There are serious concerns about the statutory reports presented or the audit procedures used;

•	Questions exist concerning any of the statutory auditors being appointed; or

•	The auditors have previously served the company in an executive capacity or can otherwise be considered affiliated with the company.

Allocation of Income
Vote FOR approval of the allocation of income, unless:

•	The dividend payout ratio has been consistently below 30 percent without adequate explanation; or

•	The payout is excessive given the company's financial position.

Stock (Scrip) Dividend Alternative
Vote FOR most stock (scrip) dividend proposals.

Vote AGAINST proposals that do not allow for a cash option unless management demonstrates that the cash option is harmful to shareholder value.

Amendments to Articles of Association
Vote amendments to the articles of association on a CASE-BY-CASE basis.

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Change in Company Fiscal Term
Vote FOR resolutions to change a company's fiscal term unless a company's motivation for the change is to postpone its AGM.

Lower Disclosure Threshold for Stock Ownership
Vote AGAINST resolutions to lower the stock ownership disclosure threshold below 5 percent unless specific reasons exist to implement a lower threshold.

Amend Quorum Requirements
Vote proposals to amend quorum requirements for shareholder meetings on a CASE-BY-CASE basis.

Transact Other Business
Vote AGAINST other business when it appears as a voting item.

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2. Board of Directors

Director Elections
Vote FOR management nominees in the election of directors, unless:

•	Adequate disclosure has not been provided in a timely manner;

•	There are clear concerns over questionable finances or restatements;

•	There have been questionable transactions with conflicts of interest;

•	There are any records of abuses against minority shareholder interests; or

•	The board fails to meet minimum corporate governance standards.

Vote FOR individual nominees unless there are specific concerns about the individual, such as criminal wrongdoing or breach of fiduciary responsibilities.

Vote AGAINST individual directors if repeated absences at board meetings have not been explained (in countries where this information is disclosed).

Vote on a CASE-BY-CASE basis for contested elections of directors, e.g. the election of shareholder nominees or the dismissal of incumbent directors, determining which directors are best suited to add value for shareholders.

Vote FOR employee and/or labor representatives if they sit on either the audit or compensation committee and are required by law to be on those committees. Vote AGAINST employee and/or labor representatives if they sit on either the audit or compensation committee, if they are not required to be on those committees.

Under extraordinary circumstances, vote AGAINST or WITHHOLD from directors individually, on a committee, or the entire board, due to:

•	Material failures of governance, stewardship, or fiduciary responsibilities at the company; or
•	Failure to replace management as appropriate; or
•
Egregious actions related to the director(s)  service on other boards that raise substantial doubt about his or her ability to effectively oversee management and serve the best interests of shareholders at any company.

[Please see the International Classification of Directors on the following page.]

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RMG Classification of Directors – International Policy 2010

Executive Director
•   Employee or executive of the company;
•   Any director who is classified as a non-executive, but receives salary, fees, bonus, and/or other benefits that are in line with the highest-paid executives of the company.

Non-Independent Non-Executive Director (NED)
•   Any director who is attested by the board to be a non-independent NED;
•   Any director specifically designated as a representative of a significant shareholder of the company;
•   Any director who is also an employee or executive of a significant shareholder of the company;
•   Any director who is nominated by a dissenting significant shareholder, unless there is a clear lack of material[5] connection with the dissident, either currently or historically;
•   Beneficial owner (direct or indirect) of at least 10% of the company’s stock, either in economic terms or in voting rights (this may be aggregated if voting power is distributed among more than one member of a defined group, e.g., family members who beneficially own less than 10% individually, but collectively own more than 10%), unless market best practice dictates a lower ownership and/or disclosure threshold (and in other special market-specific circumstances);
•   Government representative;
•   Currently provides (or a relative[1] provides) professional services[2] to the company, to an affiliate of the company, or to an individual officer of the company or of one of its affiliates in excess of $10,000 per year;
•   Represents customer, supplier, creditor, banker, or other entity with which company maintains transactional/commercial relationship (unless company discloses information to apply a materiality test[3]);
•   Any director who has conflicting or cross-directorships with executive directors or the chairman of the company;
•   Relative[1] of a current employee of the company or its affiliates;
•   Relative[1] of a former executive of the company or its affiliates;
•   A new appointee elected other than by a formal process through the General Meeting (such as a contractual appointment by a substantial shareholder);
•   Founder/co-founder/member of founding family but not currently an employee;
•   Former executive (5 year cooling off period);
•   Years of service is generally not a determining factor unless it is recommended best practice in a market and/or in extreme circumstances, in which case it may be considered.[4]
•   Any additional relationship or principle considered to compromise independence under local corporate best practice guidance.

Independent NED
•   No material[5] connection, either directly or indirectly, to the company (other than a board seat) or the dissenting significant shareholder.

Employee Representative
•   Represents employees or employee shareholders of the company (classified as “employee representative” but considered a non-independent NED).

Footnotes:
[1] “Relative” follows the definition of “immediate family members” which covers spouses, parents, children, stepparents, step-children, siblings, in-laws, and any person (other than a tenant or employee) sharing the household of any director, nominee for director, executive officer, or significant shareholder of the company.
[2] Professional services can be characterized as advisory in nature and generally include the following: investment banking/financial advisory services; commercial banking (beyond deposit services); investment services; insurance services; accounting/audit services; consulting services; marketing services; and legal services. The case of participation in a banking syndicate by a non-lead bank should be considered a transaction (and hence subject to the associated materiality test) rather than a professional relationship.

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[3] If the company makes or receives annual payments exceeding the greater of $200,000 or 5 percent of the recipient’s gross revenues (the recipient is the party receiving the financial proceeds from the transaction). For Central and Eastern European countries: A business relationship may be material if the transaction value (of all outstanding transactions) entered into between the company and the company or organization with which the director is associated is equivalent to either 1 percent of the company’s turnover or 1 percent of the turnover of the company or organization with which the director is associated. OR, A business relationship may be material if the transaction value (of all outstanding financing operations) entered into between the company and the company or organization with which the director is associated is more than 10 percent of the company’s shareholder equity or the transaction value (of all outstanding financing operations) compared to the company’s total assets is more than 5 percent.
[4] For example, in continental Europe, directors with a tenure exceeding 12 years will be considered non-independent. In the United Kingdom and Ireland, directors with a tenure exceeding nine years will be considered non-independent, unless the company provides sufficient and clear justification that the director is independent despite his long tenure.
[5] For purposes of RMG director independence classification, “material” will be defined as a standard of relationship financial, personal or otherwise that a reasonable person might conclude could potentially influence one’s objectivity in the boardroom in a manner that would have a meaningful impact on an individual's ability to satisfy requisite fiduciary standards on behalf of shareholders.

Discharge of Directors
Generally vote FOR the discharge of directors, including members of the management board and/or supervisory board, unless there is reliable information about significant and compelling controversies that the board is not fulfilling its fiduciary duties warranted by:

•
A lack of oversight or actions by board members which invoke shareholder distrust related to malfeasance or poor supervision, such as operating in private or company interest rather than in shareholder interest; or

•
Any legal issues (e.g. civil/criminal) aiming to hold the board responsible for breach of trust in the past or related to currently alleged actions yet to be confirmed (and not only the fiscal year in question), such as price fixing, insider trading, bribery, fraud, and other illegal actions; or

•	Other egregious governance issues where shareholders will bring legal action against the company or its directors.

For markets which do not routinely request discharge resolutions (e.g. common law countries or markets where discharge is not mandatory), analysts may voice concern in other appropriate agenda items, such as approval of the annual accounts or other relevant resolutions, to enable shareholders to express discontent with the board.

Director Compensation
Vote FOR proposals to award cash fees to non-executive directors unless the amounts are excessive relative to other companies in the country or industry.

Vote non-executive director compensation proposals that include both cash and share-based components on a CASE-BY-CASE basis.

Vote proposals that bundle compensation for both non-executive and executive directors into a single resolution on a CASE-BY-CASE basis.

Vote AGAINST proposals to introduce retirement benefits for non-executive directors.

Director, Officer, and Auditor Indemnification and Liability Provisions
Vote proposals seeking indemnification and liability protection for directors and officers on a CASE-BY-CASE basis.

Vote AGAINST proposals to indemnify auditors.

Board Structure
Vote FOR proposals to fix board size.

Vote AGAINST the introduction of classified boards and mandatory retirement ages for directors.

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Vote AGAINST proposals to alter board structure or size in the context of a fight for control of the company or the board.

3. Capital Structure

Share Issuance Requests

General Issuances:
Vote FOR issuance requests with preemptive rights to a maximum of 100 percent over currently issued capital.

Vote FOR issuance requests without preemptive rights to a maximum of 20 percent of currently issued capital.

Specific Issuances:
Vote on a CASE-BY-CASE basis on all requests, with or without preemptive rights.

Increases in Authorized Capital
Vote FOR non-specific proposals to increase authorized capital up to 100 percent over the current authorization unless the increase would leave the company with less than 30 percent of its new authorization outstanding.

Vote FOR specific proposals to increase authorized capital to any amount, unless:

•	The specific purpose of the increase (such as a share-based acquisition or merger) does not meet RMG guidelines for the purpose being proposed; or

•	The increase would leave the company with less than 30 percent of its new authorization outstanding after adjusting for all proposed issuances.

Vote AGAINST proposals to adopt unlimited capital authorizations.

Reduction of Capital
Vote FOR proposals to reduce capital for routine accounting purposes unless the terms are unfavorable to shareholders.

Vote proposals to reduce capital in connection with corporate restructuring on a CASE-BY-CASE basis.

Capital Structures
Vote FOR resolutions that seek to maintain or convert to a one-share, one-vote capital structure.

Vote AGAINST requests for the creation or continuation of dual-class capital structures or the creation of new or additional supervoting shares.

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Preferred Stock
Vote FOR the creation of a new class of preferred stock or for issuances of preferred stock up to 50 percent of issued capital unless the terms of the preferred stock would adversely affect the rights of existing shareholders.

Vote FOR the creation/issuance of convertible preferred stock as long as the maximum number of common shares that could be issued upon conversion meets RMG guidelines on equity issuance requests.

Vote AGAINST the creation of a new class of preference shares that would carry superior voting rights to the common shares.

Vote AGAINST the creation of blank check preferred stock unless the board clearly states that the authorization will not be used to thwart a takeover bid.

Vote proposals to increase blank check preferred authorizations on a CASE-BY-CASE basis.

Debt Issuance Requests
Vote non-convertible debt issuance requests on a CASE-BY-CASE basis, with or without preemptive rights.

Vote FOR the creation/issuance of convertible debt instruments as long as the maximum number of common shares that could be issued upon conversion meets RMG guidelines on equity issuance requests.

Vote FOR proposals to restructure existing debt arrangements unless the terms of the restructuring would adversely affect the rights of shareholders.

Pledging of Assets for Debt
Vote proposals to approve the pledging of assets for debt on a CASE-BY-CASE basis.

Increase in Borrowing Powers
Vote proposals to approve increases in a company’s borrowing powers on a CASE-BY-CASE basis.

Share Repurchase Plans
Generally vote FOR share repurchase programs/market repurchase authorities, provided that the proposal meets the following parameters:

•	Maximum volume: 10 percent for market repurchase within any single authority and 10 percent of outstanding shares to be kept in treasury (“on the shelf”);

•	Duration does not exceed 18 months.

For markets that either generally do not specify the maximum duration of the authority or seek a duration beyond 18 months that is allowable under market specific legislation, RMG will assess the company’s historic practice. If there is evidence that a company has sought shareholder approval for the authority to repurchase shares on an annual basis, RMG will support the proposed authority.

In addition, vote AGAINST any proposal where:

•	The repurchase can be used for takeover defenses;

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•	There is clear evidence of abuse;

•	There is no safeguard against selective buybacks;

•	Pricing provisions and safeguards are deemed to be unreasonable in light of market practice.

RMG may support share repurchase plans in excess of 10 percent volume under exceptional circumstances, such as one-off company specific events (e.g. capital re-structuring). Such proposals will be assessed case-by-case based on merits, which should be clearly disclosed in the annual report, provided that following conditions are met:

•	The overall balance of the proposed plan seems to be clearly in shareholders’ interests;

•	The plan still respects the 10 percent maximum of shares to be kept in treasury.

Reissuance of Repurchased Shares
Vote FOR requests to reissue any repurchased shares unless there is clear evidence of abuse of this authority in the past.

Capitalization of Reserves for Bonus Issues/Increase in Par Value
Vote FOR requests to capitalize reserves for bonus issues of shares or to increase par value.

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RiskMetrics Group	www.riskmetrics.com

4. Other Items

Reorganizations/Restructurings
Vote reorganizations and restructurings on a CASE-BY-CASE basis.

Mergers and Acquisitions
Vote CASE-BY-CASE on mergers and acquisitions taking into account the following:

For every M&A analysis, RMG reviews publicly available information as of the date of the report and evaluates the merits and drawbacks of the proposed transaction, balancing various and sometimes countervailing factors including:

•
Valuation - Is the value to be received by the target shareholders (or paid by the acquirer) reasonable? While the fairness opinion may provide an initial starting point for assessing valuation reasonableness, RMG places emphasis on the offer premium, market reaction, and strategic rationale.

•	Market reaction - How has the market responded to the proposed deal? A negative market reaction will cause RMG to scrutinize a deal more closely.

•
Strategic rationale - Does the deal make sense strategically? From where is the value derived? Cost and revenue synergies should not be overly aggressive or optimistic, but reasonably achievable. Management should also have a favorable track record of successful integration of historical acquisitions.

•
Conflicts of interest - Are insiders benefiting from the transaction disproportionately and inappropriately as compared to non-insider shareholders? RMG will consider whether any special interests may have influenced these directors and officers to support or recommend the merger.

•
Governance - Will the combined company have a better or worse governance profile than the current governance profiles of the respective parties to the transaction? If the governance profile is to change for the worse, the burden is on the company to prove that other issues (such as valuation) outweigh any deterioration in governance.

Vote AGAINST if the companies do not provide sufficient information upon request to make an informed voting decision.

Mandatory Takeover Bid Waivers
Vote proposals to waive mandatory takeover bid requirements on a CASE-BY-CASE basis.

Reincorporation Proposals
Vote reincorporation proposals on a CASE-BY-CASE basis.

Expansion of Business Activities
Vote FOR resolutions to expand business activities unless the new business takes the company into risky areas.

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RiskMetrics Group	www.riskmetrics.com

Related-Party Transactions
Vote related-party transactions on a CASE-BY-CASE basis.

In evaluating resolutions that seek shareholder approval on related party transactions (RPTs), vote on a case-by-case basis, considering factors including, but not limited to, the following: -

•	the parties on either side of the transaction;

•	the nature of the asset to be transferred/service to be provided;

•	the pricing of the transaction (and any associated professional valuation);

•	the views of independent directors (where provided);

•	the views of an independent financial adviser (where appointed);

•	whether any entities party to the transaction (including advisers) is conflicted; and

•	the stated rationale for the transaction, including discussions of timing.

If there is a transaction that RMG deemed problematic and that was not put to a shareholder vote, RMG may recommend against the election of the director involved in the related-party transaction or the full board.

Compensation Plans
Vote compensation plans on a CASE-BY-CASE basis.

Antitakeover Mechanisms
Generally vote AGAINST all antitakeover proposals, unless they are structured in such a way that they give shareholders the ultimate decision on any proposal or offer.

Shareholder Proposals
Vote all shareholder proposals on a CASE-BY-CASE basis.

Vote FOR proposals that would improve the company's corporate governance or business profile at a reasonable cost.

Vote AGAINST proposals that limit the company's business activities or capabilities or result in significant costs being incurred with little or no benefit.

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